EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearway Energy, Inc.:
We consent to the incorporation by reference in the registration statements Numbers 333-206061 and 333-190071 on Form S-8, and Numbers 333-224684, 333-212096, 333-205140, 333-204589 on Form S-3 of Clearway Energy, Inc. of our report dated March 28, 2019, with respect to the consolidated balance sheet of DGPV HoldCo 3 LLC, as of December 31, 2018, and the related consolidated statement of operations, members’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively, the financial statements), which report appears in the Form 10-K/A of Clearway Energy, Inc. dated March 29, 2019.

(signed) KPMG LLP
Philadelphia, Pennsylvania
March 28, 2019